SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CYMABAY THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CYMABAY THERAPEUTICS, INC.

7575 Gateway Blvd., Suite 110

Newark, CA 94560

(510) 293-8800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 12, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of CymaBay Therapeutics, Inc., a Delaware corporation. The meeting will be held on Wednesday, June 12, 2019, at 9:00 a.m. local time at the Pacific Research Center, 7677 Gateway Blvd., Conference Center 2nd Floor, Apex Room, Newark, CA 94560 for the following purposes:

1.	To elect our Board of Directors’ nine nominees for directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified.

2.

To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of CymaBay Therapeutics, Inc. for its fiscal year ending December 31, 2019.

3.	To vote on an advisory basis, the compensation for our named executive officers, as disclosed in this proxy statement.

4.	To vote on how frequently we should seek future advisory votes to approve compensation for our named executive officers.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 16, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 12, 2019, at the Pacific Research Center, 7677 Gateway Blvd., Conference Center 2nd Floor, Apex Room, Newark, CA 94560

The proxy statement and annual report to stockholders

are available at www.proxyvote.com.

By Order of the Board of Directors

/s/ Paul Quinlan
Paul Quinlan
Corporate Secretary

Newark, California

April 26, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CYMABAY THERAPEUTICS, INC.

7575 Gateway Blvd., Suite 110

Newark, CA 94560

(510) 293-8800

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

June  12, 2019

GENERAL INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of CymaBay Therapeutics, Inc. (“CymaBay” or “us”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 26, 2019, to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 7, 2019.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Wednesday, June 12, 2019, at 9:00 a.m. local time at the Pacific Research Center, 7677 Gateway Blvd., Conference Center 2nd Floor, Apex Room, Newark, CA 94560. Directions to the Annual Meeting may be found at the end of this proxy statement or online at www.pacificresearchcenter.com under “Location.” Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 16, 2019, will be entitled to vote at the Annual Meeting. On this record date, there were 68,694,043 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on April 16, 2019, your shares were registered directly in your name with CymaBay’s transfer agent, American Stock Transfer & Trust Company, LLC then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return a proxy card (if you have requested one and have received it), or vote by proxy over the telephone or on the internet as instructed in the Notice or below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Similar Organization

If on April 16, 2019, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of the Board’s nine nominees for director to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

•

Ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2019 (Proposal 2);

•	Advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3); and

•	Advisory vote on the frequency of the advisory votes to approve the compensation of our named executive officers (Proposal 4).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board, “Withhold” your vote for all nominees to the Board, or you may vote for all nominees “Except” for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting. For Proposal 4, you may vote your preferred frequency of the advisory votes to approve our executive officer compensation by voting “1 Year”, “2 Years,” “3 Years” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy over the telephone, through the internet or using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using a proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 11, 2019, to be counted.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on June 11, 2019, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Similar Organization

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from CymaBay. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon you have one vote for each share of common stock you own as of April 16, 2019.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees that are subject to NYSE rules can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, for instance, matters that may be considered by stockholders such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1, Proposal 3 or Proposal 4 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, (a) “For” the election of all nine of the Board’s nominees for director, (b) “For” the ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2019, (c) “For” approval of the compensation of our named executive officers as disclosed in this proxy statement and (d) “1 Year” for the preferred frequency of the advisory vote to approve the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to CymaBay’s Corporate Secretary at 7575 Gateway Blvd., Suite 110, Newark, CA 94560.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Similar Organization

If your shares are held by your broker, bank or other similar organization as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2019, to CymaBay’s Corporate Secretary at 7575 Gateway Blvd., Suite 110, Newark, CA 94560. If such proposal is submitted after December 28, 2019, it will be considered untimely; provided, however, that if our 2020 annual meeting of stockholders is held before May 13, 2020, or after July 12, 2020, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2020 annual meeting of stockholders. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above no earlier than February 13, 2020, and no later than March 14, 2020, except that if our 2020 annual meeting of stockholders is held before May 13, 2020, or after July 12, 2020, notice by the stockholder to be timely may be received no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count (a) for Proposal 1 to elect directors, votes “For” all nominees, “Withhold” all nominees, “Except” for any nominee you specify and broker non-votes, (b) with respect to Proposals 2 and 3, votes “For,” “Against,” abstentions and if applicable, broker non-votes and (c) with respect to Proposal 4, votes “1 Year,” “2 Years” or “3 Years,” abstentions and broker non-votes.

Abstentions will be counted towards the vote total for Proposals 2, 3 and 4, and will have the same effect as “Against” votes for Proposals 2 and 3, and will not have any effect on Proposal 4. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of directors, the nine nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. “Withheld” and broker non-votes will have no effect.

•

To be approved, Proposal 2, ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2019, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect. Although stockholder ratification of the selection of Ernst & Young LLP as CymaBay’s independent registered public accounting firm is not required, the Board is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice.

•

To be approved, Proposal 3, the approval, on an advisory basis, of the compensation for our named executive officers as disclosed in this proxy statement, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Our Board of Directors will consider the frequency of the stockholder vote receiving the greatest number of votes cast by shares voting on this matter to be the frequency recommended by our stockholders. Consequently, abstentions and broker non-votes will have no effect.

Your votes on Proposals 3 and 4 are advisory, which means that the results are non-binding on us, our Board of Directors and its committees. Although non-binding, our Board of Directors and its committees value the opinions of our stockholders and will review and consider the voting results when making future decisions regarding the compensation of our named executive officers and the frequency of future stockholder advisory votes on the compensation of our named executive officers.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 68,694,043 shares outstanding and entitled to vote. Thus, the holders of 34,347,022 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

CymaBay’s Board of Directors consists of nine directors. There are nine nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. It is CymaBay’s policy to encourage nominees for directors to attend its annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by CymaBay. Each person nominated for election has agreed to serve if elected. CymaBay’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct CymaBay’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

NAME	AGE	POSITION HELD WITH CYMABAY
Sujal Shah	45	President and Chief Executive Officer, Director
Robert F. Booth, Ph.D.	65	Director
Carl Goldfischer, M.D.	60	Director
Caroline Loewy	53	Director
Evan A. Stein, M.D., Ph.D.	72	Director
Paul F. Truex	50	Director
Kurt von Emster	51	Director
Robert J. Weiland	59	Director
Robert J. Wills, Ph.D.	65	Chairman, Director

Sujal Shah has served as our President and Chief Executive Officer since November 2017. Prior to that he served as our Interim President and Chief Executive Officer from March 2017 to November 2017. From December 2013 to March 2017, Mr. Shah served as Chief Financial Officer. Prior to that he served as a consultant and acting Chief Financial Officer for us from June 2012 to December 2013. From 2010 to 2012, Mr. Shah served as Director, Health Care Investment Banking for Citigroup Inc., where he was responsible for managing client relationships and executing strategic and financing related transactions for clients focused in life sciences. From 2004 to 2010 Mr. Shah was employed with Credit-Suisse, last serving in the capacity as Vice President, Health Care Investment Banking Group. Mr. Shah received a M.B.A. from Carnegie Mellon University—Tepper School of Business and M.S. and B.S. degrees in Biomedical Engineering from Northwestern University. Mr. Shah currently serves on the Executive Advisory Board of the Chemistry Life Processes Institute at Northwestern University. Because of his extensive experience executing strategic and financing transactions both as an advisor and as an operator in the biopharmaceutical industry, his foundational scientific training, and his intimate knowledge of our company, we believe he is able to make valuable contributions to the Board.

Robert F. Booth, Ph.D. has been a member of our Board since December 2016. Dr. Booth is the Founder and has been the President and Chief Executive Officer of Virobay, Inc., a biopharmaceutical company, since May 2010. He was previously the Executive Chairman of ViroBay, Inc. from July 2006 to May 2010, during which time he served concurrently as an Operating Partner and Senior Advisor at TPG Biotech. Dr. Booth is also the Executive Chairman and co-founder of Ab Initio Biotherapeutics and of CuraSen Therapeutics. Dr. Booth was appointed to the position of Adjunct Professor in the School of Medicine at Stanford University in 2016. From 2002 to 2006, Dr. Booth was the Chief Scientific Officer at Celera Genomics, where he was responsible for leading all discovery and development activities. Dr. Booth served on the board of directors of Pharmacyclics until its acquisition by Abbvie. Dr. Booth was at Roche from 1989 to 2002, in positions of increasing responsibility and was the Senior Vice President and Business Unit Leader for Roche in Palo Alto, California. Dr. Booth was a member of the Global Research Management Team and a member of the Business Development Committee, which oversaw licensing opportunities for Roche. Dr. Booth currently serves as a member of the board of directors of Glialogix, Inc., CuraSen Therapeutics, Ab Initio Biotherapeutics and Virobay, Inc., and in the last five years served on the board of directors of Pharmacyclics, Inc. and CuraSen Therapeutics. Dr. Booth received a B.Sc. and a Ph.D. from the University of London in biochemistry. Because of his more than 25 years of experience in biopharmaceutical companies in Europe and the United States, as well as his extensive and valuable corporate governance and board oversight, we believe he is able to make valuable contributions to the Board.

Carl Goldfischer, M.D. has been a member of our Board since August 2003. Dr. Goldfischer was elected to the Board as a result of Bay City Capital’s investment in CymaBay and his in depth knowledge of the pharmaceutical industry. Dr. Goldfischer is an investment partner and managing director of Bay City Capital, a venture capital firm, serving as a member of the board of directors and executive committee, and has been with the firm since December 2000. His background includes extensive public and private investment and transaction work, as well as clinical trial development knowledge. Prior to joining Bay City Capital, Dr. Goldfischer was chief financial officer of ImClone Systems Inc. Previously, he was a research analyst with the Reliance Insurance Company, helping to establish its portfolio and presence in the health care investment community. Dr. Goldfischer is a member of the board of directors for Epizyme, Inc., and was previously a member of the board of directors of EnteroMedics, Inc., Poniard Pharmaceuticals, Inc. and MAP Pharmaceuticals, Inc. Dr. Goldfischer received a M.D. with honors in scientific research from Albert Einstein College of Medicine and a B.A. from Sarah Lawrence College. Because of his more than 25 years of experience in the biopharmaceutical industry as an investor, his financial expertise as a former chief financial officer, and his extensive corporate governance and board oversight, we believe he is able to make valuable contributions to the Board.

Caroline Loewy has been a member of our Board since December 2016. Ms. Lowey is a biopharmaceutical and financial executive with over 25 years of experience in the field. She is a consultant providing strategic advisory services for biopharmaceutical companies. Ms. Loewy has been a board member of PhaseBio Pharmaceuticals, Inc. and Aptose Biosciences Inc. since 2018. She was a Co-Founder and served as the Chief Business Officer and Chief Financial Officer of Achieve Life Sciences, a biopharmaceutical company (acquired by OncoGenex Pharmaceuticals, Inc. in 2017), from 2015 to 2017. Ms. Loewy has previously held the position of Chief Financial Officer of both public and private biopharmaceutical companies including Tobira Therapeutics (acquired by Allergan Inc. in 2016) from 2012 to 2014, Corcept Therapeutics from 2008 to 2011, and Poniard Pharmaceuticals from 2006 to 2008. Prior to her roles in company management, Ms. Loewy spent 11 years as a senior biotechnology equity research analyst at Morgan Stanley and Prudential Securities. Ms. Loewy has leveraged her experience in the medical arena and financial expertise to benefit those affected by rare disease. She is a founding board member of the Global Genes Project, one of the leading rare disease patient advocacy organizations in the world, and is a member of the National Advisory Council of the Translational Genomics Research Institute (TGen) Center for Rare Childhood Disorders. Ms. Loewy is also a founding board member of the KCNQ2 Cure Alliance, promoting education and research into the rare disorder affecting her son. Ms. Loewy holds a B.A. from the University of California, Berkeley, and a MBA/MS from Carnegie Mellon University. Because of her more than 25 years of experience in the biopharmaceutical industry and financial expertise as a chief financial officer, as well as her extensive and valuable experience in providing strategic advisory services, we believe she is able to make valuable contributions to the Board.

Evan A. Stein, M.D., Ph.D. has been a member of our Board since April 2016. Dr. Stein was elected to the Board because of his extensive and significant experience in clinical research and the pharmaceutical industry. Dr. Stein is currently the Chief Executive Officer and Chief Medical Officer of LIB Therapeutics, a biopharmaceutical company. Dr. Stein was on the full-time faculty at the University of Cincinnati, Ohio, from 1977 to 1998 as tenured Professor of Pathology and Laboratory, and remained on faculty as Voluntary Professor until August 2015. In 1988, he founded Medical Research Laboratories, which was acquired in 2002 by Pharmaceutical Product Development, LLC. Dr. Stein also founded the Metabolic and Atherosclerosis Research Center in 1988, which was merged into Medpace, Inc. in 2008, where he served as Chief Scientific Officer and director until December 2012 and where he continues to serve as Director Emeritus. Dr. Stein was a member of the board of directors of Xenon Pharmaceuticals Inc. from 2006 to 2015. Dr Stein has had a number of appointments to the National Institutes of Health since 1986, including the General Clinical Research Centers Advisory Committee, NCEP Lipid Standardization Committee, Data and Safety Advisory Board of the NHLBI Program on Genetics in Hypertension from 1999 to 2003. From 2006 to 2010, he served on the FDA Clinical Chemistry and Clinical Toxicology Advisory Panel. He has received a number of NIH grants including as Principal Investigator of central laboratory for the Women’s Health Initiative (WHI) trial. Dr. Stein received his M.D. and Ph.D, from the University of Witwatersrand in Johannesburg, South Africa. Because of his more than 25 years of experience in the biopharmaceutical industry as a research executive, his clinical and laboratory expertise as a tenured professor in academia, and his extensive involvement with national research institutions, we believe he is able to make valuable contributions to the Board.

Paul F. Truex has been a member of our Board since April 2016. Mr. Truex was elected to the Board because of his deep knowledge of, and experience in, the pharmaceutical industry. Mr. Truex has served as Executive Chairman of Anthera Pharmaceuticals, Inc., or Anthera, a biopharmaceutical company, since December 2016. Mr. Truex was a founder of Anthera where he served as Director and Chief Executive Officer from September 2004 to December 2016. Prior to founding Anthera, Mr. Truex was a co-founder and served as a Director, President and Chief Executive Officer of Peninsula Pharmaceuticals, Inc., or Peninsula, from the commencement of its operations in October 2001 until December 2005 after which Peninsula was acquired in a series of transactions by Johnson and Johnson and Forest Laboratories. Prior to Peninsula, Mr. Truex was Vice President of Commercial Development for Versicor, Inc. (acquired by Pfizer) from April 2000 to September 2001. From July 1997 to April 2000, Mr. Truex worked at Eli Lilly and Company where he served in various marketing and sales roles. Mr. Truex obtained his M.B.A. in marketing and finance from Indiana University and a B.A. in Economics from the University of Waterloo. Mr. Truex is also a director of Milestone Pharmaceuticals, Inc., or Milestone, and was the Chairman of Milestone from 2002 to 2016. Mr. Truex previously served as a director of Trius Therapeutics, Inc. from June 2008 until September 2013. Because of his more than 25 years of experience in biopharmaceutical and pharmaceutical companies as an executive, as well as his extensive corporate governance and board oversight, we believe he is able to make valuable contributions to the Board.

Kurt von Emster, CFA has been a member of our Board since April 2009. Mr. von Emster was elected to the Board because of his in depth knowledge of the pharmaceutical industry where he has been an institutional biotechnology and health care analyst and portfolio manager for 26 years. Mr. von Emster has been a Partner at Abingworth LLP, a venture capital firm, since January 2015 and as Managing Partner since July 2015. Prior to joining Abingworth, Mr. von Emster was a co-founder and Partner of venBio LLC, a venture capital firm, from May 2009 until January 2015. In 2001, Mr. von Emster became a General Partner at MPM Capital, a leading biotechnology private equity firm, and launched the MPM BioEquities Fund, a cross over public and private biotechnology hedge fund. He was the portfolio manager of this fund from inception in 2001 until his departure in 2009. Mr. von Emster’s investment career started in 1989 at Franklin Templeton Investments where he founded and managed several health and biotechnology funds in the 1990s. He is a member of the board of directors of CRISPR Therapeutics, Inc., and is Chairman of SutroVax, Inc. (private). He is a former member of the board of Aurinia Pharmaceuticals, Inc., Kesios Therapeutics, Ltd., Cytos Biotechnology, Ltd. (merged with Kuros Biosurgery Holding AG), Facet Biotech Corporation (sold to Abbott Laboratories in 2010) and Somaxon Pharmaceuticals, Inc. (sold to Pernix Therapeutics Holdings, Inc. in 2013), and a former board observer of Acceleron Pharma Inc. Mr. von Emster holds a B.S. in Business and Economics from the University of California, Santa Barbara. Because of his more than 25 years of experience in the biopharmaceutical industry as a portfolio manager and investor, as well as his extensive corporate governance and board oversight, we believe he is able to make valuable contributions to the Board.

Robert J. Weiland has been a member of our Board since April 2016. Mr. Weiland was elected to the Board because of his extensive experience as an executive and general manager in pharmaceutical and biotechnology companies. Mr. Weiland is a biopharmaceutical consultant and served as Senior Vice President, Strategic Alliances of Pacira Pharmaceuticals, Inc., a pharmaceutical company, from December 2017 to January 2019, and as Chief Commercial Officer from April 2016 to December 2017. Mr. Weiland served in a variety of senior executive roles for Baxter International Inc., or Baxter, a healthcare company, from 2009 to 2016, including Vice President – Strategy, where he led the redevelopment of Baxter’s global go-to-market commercial strategy and Vice President, Corporate Development where he headed the corporation’s mergers and acquisition activities. Prior to joining Baxter, from December 2005 to May 2008 Mr. Weiland was Vice President of Operations and Strategic Analytics for Takeda Pharmaceuticals U.S.A., Inc. From 2004 until December 2005, Mr. Weiland headed the clinical, commercial and operational activities for the surgery business unit of The Medicines Company as its Vice-President and General Manager. Prior to The Medicines Company, Mr. Weiland served for more than 14 years in a variety of senior domestic and international positions at Abbott Laboratories, including Marketing, General Management and Business Development. Mr. Weiland earned a B.S. from DeSales University, Center Valley, Pennsylvania and a M.B.A. in Finance and Marketing from The Wharton School at the University of Pennsylvania. Because of his more than 25 years of experience in biopharmaceutical industry, as well as his extensive commercial, operational and business management experience in both small and large capitalization companies, we believe he is able to make valuable contributions to the Board.

Robert J. Wills, Ph.D. has been a member of our Board since March 2015 and Chairman since October 2015. Dr. Wills was elected to the Board because of his extensive and significant experience over more than 35 years in the pharmaceutical industry, including preclinical and clinical research and development, business development and strategic partnering. Dr. Wills served in a variety of executive roles for Johnson & Johnson, or J&J, a medical devices, pharmaceutical and consumer goods manufacturing company, from December 1989 to February 2015 and recently served as Vice President, Alliance Manager where he was responsible for managing strategic alliances for J&J’s Pharmaceutical Group worldwide since 2002. Prior to this, Dr. Wills spent 22 years in pharmaceutical drug development, 12 of which were at J&J and 10 of which were at Hoffmann-La Roche Inc. Before assuming his role as Alliance Manager at J&J, Dr. Wills served as Senior Vice President Global Development at J&J where he was responsible for its late stage development pipeline and was a member of several internal commercial and research and development operating boards. Dr. Wills is a member of the Board of GTx, Inc., where he serves as Executive Chairman and Chair of the Scientific and Development Committee. He is also a member of the Board for Parion Sciences, Inc. Dr. Wills holds a B.S. in Biochemistry and a M.S. in Pharmaceutics from the University of Wisconsin and a Ph.D. in Pharmaceutics from the University of Texas.

Because of his more than 35 years of experience in the pharmaceutical industry as an executive focused on research and development, business development and strategic partnering, as well as his corporate governance and board oversight experience, we believe he is able to make valuable contributions to the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with CymaBay’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and CymaBay, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Booth, Dr. Goldfischer, Ms. Loewy, Dr. Stein, Mr. Truex, Mr. von Emster, Mr. Weiland and Dr. Wills. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with CymaBay. Mr. Shah is not independent as he serves as an officer of CymaBay.

DIVERSITY IN BOARD MEMBERSHIP

CymaBay seeks to achieve an appropriate level of diversity in the membership of its Board of Directors and to assemble a broad range of skills, expertise and knowledge to benefit its business. The Nominating and Corporate Governance Committee and the full Board of Directors annually assess the composition of the Board of Directors, considering diversity across many dimensions, including industry experience, functional areas and skills (e.g., technology and finance), gender, geographic scope, public and private company experience, and director experience in the context of an assessment of the current and expected needs of the Board. The Nominating and Corporate Governance Committee reviews director candidates based on the Board’s needs as identified through this assessment and other factors and considers, among other things, independence, character, gender, demonstrated leadership, skills, including financial expertise, and experience in the context of the needs of the Board. Although the Board does not have a formal policy regarding board diversity, the Board believes that having such diversity among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of CymaBay has an independent Chairman, Dr. Wills, who, as Chairman has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. CymaBay believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of CymaBay. In addition, CymaBay believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of CymaBay and its stockholders. As a result, CymaBay believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

The Board has an active role, as a whole and also at the committee level, in overseeing management of CymaBay’s risks. The Board regularly reviews information regarding CymaBay’s credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and CymaBay’s independent registered public accounting firm, as appropriate, CymaBay’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to CymaBay’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met five times during 2018. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during 2018. Four directors attended the 2018 annual meeting, either in person or via teleconference.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2018 for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Robert F. Booth, Ph.D.			X
Carl Goldfischer, M.D.	X	(1)	X
Caroline Loewy	X
Evan A. Stein, M.D., Ph.D.					X
Paul F. Truex			X	(1)	X
Kurt von Emster	X				X	(1)
Robert J. Weiland	X
Robert J. Wills, Ph.D.			X
Total meetings in 2018	5		3		1

(1)	Committee Chair

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to CymaBay.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee CymaBay’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on CymaBay’s audit engagement team as required by law; review and approves or rejects transactions between CymaBay and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by CymaBay regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review CymaBay’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including a review of CymaBay’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of four directors: Dr. Goldfischer (Chair), Ms. Loewy, Mr. von Emster and Mr. Weiland. The Audit Committee met five times during 2018. The Board has adopted a written Audit Committee charter that is available to stockholders on CymaBay’s website at https://ir.cymabay.com/governance-docs.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of CymaBay’s Audit Committee are, and during 2018 were, independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standard). The Board has also determined that Dr. Goldfischer qualifies as an “Audit Committee financial expert,” as defined in applicable rules and regulations promulgated by the SEC, and satisfies the financial sophistication requirements of the Nasdaq listing standards. For Dr. Goldfischer, the Board made a qualitative assessment of his individual levels of knowledge and experience, based on a number of factors, including his respective formal education and the fact that Dr. Goldfischer was formerly a chief financing officer for a public company.

Report of the Audit Committee of the Board of Directors1

Management is responsible for CymaBay’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of CymaBay’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, in 2019, the Audit Committee met, reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2018 and the audited internal controls over financial reporting as of December 31, 2018, with management and Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of CymaBay under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in CymaBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Carl Goldfischer, M.D.

Caroline Loewy

Kurt von Emster

Robert J. Weiland

Compensation Committee

The Compensation Committee is composed of four directors: Mr. Truex (Chair), Dr. Booth, Dr. Goldfischer and Dr. Wills. All members of CymaBay’s Compensation Committee are, and during 2018 were, independent as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards. The Compensation Committee met three times during 2018. The Board has adopted a written Compensation Committee charter that is available to stockholders on CymaBay’s website at https://ir.cymabay.com/governance-docs.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, recommend for adoption and oversee CymaBay’s compensation strategy, policies, plans and programs, including:

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of CymaBay’s Chief Executive Officer and the other executive officers and directors; and

•	administration of CymaBay’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedure

CymaBay expects that the Compensation Committee will meet at least two times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of CymaBay. In addition, under the charter, the Compensation Committee has the authority (a) to obtain, at the expense of CymaBay, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties, and (b) to delegate authority to subcommittees as it deems appropriate. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During 2018 the Compensation Committee engaged Marsh & McLennan Agency (“MMA”), an independent compensation consultant, after taking into consideration the six factors prescribed by the SEC and Nasdaq. MMA is an independent compensation consultant that serves as a compensation resource available to the Compensation Committee on an hourly or negotiated fixed fee basis. As part of its engagement, MMA was requested by the Compensation Committee Chairman to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Using this information, MMA was also asked to develop executive and director compensation recommendations for us including equity award guidelines for newly hired employees and newly appointed directors as well as annual equity award guidelines for existing employees and directors. MMA also developed compensation recommendations for the Compensation Committee that were presented to the Board of Directors for its consideration.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of CymaBay (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for CymaBay.

The Nominating and Corporate Governance Committee is composed of three directors: Mr. von Emster (Chair), Dr. Stein and Mr. Truex. All members of the Nominating and Corporate Governance Committee are, and during 2018 were, independent as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards. The Nominating and Corporate Governance Committee met once during 2018. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on CymaBay’s website at https://ir.cymabay.com/governance-docs.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of CymaBay, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of CymaBay’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of CymaBay and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity as described under “Diversity in Board Membership” above. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to CymaBay during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 7575 Gateway Blvd., Suite 110, Newark, CA 94560 by January 1 of the year in which such director is to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of CymaBay’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

CymaBay has adopted a formal communication policy that provides that stockholders wishing to communicate with the Board of Directors or an individual director regarding any matter, other than concerns or complaints about CymaBay’s accounting, internal controls or auditing matters, may send a written communication addressed as follows: Corporate Secretary, CymaBay Therapeutics, Inc., 7575 Gateway Blvd., Suite 110, Newark, CA 94560. Communications also may be sent by e-mail to the following address shareholders@cymabay.com. Any concerns or complaints about CymaBay’s accounting, internal controls or auditing matters should be submitted in compliance with CymaBay’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters. CymaBay’s Corporate Secretary will review each communication. The Corporate Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Corporate Secretary will discard the communication. A copy of CymaBay’s stockholder communication policy is posted at CymaBay’s website at https://ir.cymabay.com/governance-docs.

CODE OF BUSINESS CONDUCT AND ETHICS

CymaBay has adopted the CymaBay Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on CymaBay’s website at https://ir.cymabay.com/governance-docs. If CymaBay makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, CymaBay will promptly disclose the nature of the amendment or waiver on its website.

POLICY AGAINST HEDGING TRANSACTIONS

CymaBay believes that speculative and short-term trading of its securities is not appropriate for its employees or directors and thus provides, in its insider trading policy, that no employee, director or covered consultant may engage in short sales, transactions in put or call options or other derivative securities based on CymaBay securities, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to CymaBay equity at any time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees, nor has served as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our Board of Directors or Compensation Committee. None of our officers currently serve, nor have served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2018, certain information with respect to the compensation of each person serving as a non-employee director of CymaBay:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Robert F. Booth, Ph.D.	41,000	122,528	163,528
Carl Goldfischer, M.D.	58,500	122,528	181,028
Caroline Loewy	44,000	122,528	166,528
Evan A. Stein, M.D., Ph.D.	39,000	122,528	161,528
Paul F. Truex	49,000	122,528	171,528
Kurt von Emster, CFA	52,750	122,528	175,278
Robert J. Weiland	44,000	122,528	166,528
Robert J. Wills, Ph.D.	61,000	122,528	183,528

(1)

These amounts are not cash compensation, but rather the aggregate fair value of the equity compensation granted to our non-employee directors during the fiscal year. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements contained in our Annual Report on Form 10-K as filed with the SEC on February 28, 2019, regarding assumptions underlying valuation of equity awards. The option award value was approximately $100,000 on the date upon which the Compensation Committee recommended the option award to the Board and the indicated value reflects the value as of the date of option grant.

At December 31, 2018, the following non-employee directors held options and incentive awards to purchase the following number of shares:

Name	Options	Incentive Awards
Robert F. Booth, Ph.D.	68,500	—
Carl Goldfischer, M.D.	41,840	2,335
Caroline Loewy	68,500	—
Evan A. Stein, M.D., Ph.D.	68,500	—
Paul F. Truex	68,500	—
Kurt von Emster, CFA	78,992	3,372
Robert J. Weiland	68,500	—
Robert J. Wills, Ph.D.	117,500	—

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Non-Employee Director Compensation Policy as in Effect in 2018

Our Non-Employee Director Compensation Program in effect in 2018 was intended to compensate our non-employee directors with a combination of cash and equity. Each non-employee director received an annual base cash retainer of $35,000 for such service. The chairman of our Board received an additional annual base cash retainer of $20,000 for this service. In addition, we compensated the members of our Board for service on our committees as follows:

•	The chairperson of our Audit Committee received an annual cash retainer of $17,500 for this service, and each of the other members of the Audit Committee received an annual cash retainer of $9,000.

•

The chairperson of our Compensation Committee received an annual cash retainer of $10,000 for such service, and each of the other members of the Compensation Committee received an annual cash retainer of $6,000.

•

The chairperson of our Nominating and Corporate Governance Committee received an annual cash retainer of $8,750 for this service, and each of the other members of the Nominating and Corporate Governance Committee received an annual cash retainer of $4,000.

The equity portion of the program was as follows: concurrently with the grants under our annual grant program for employees, each non-employee director received an annual equity award valued at approximately $100,000 subject to monthly vesting over 12 months.

Non-Employee Director Compensation Policy as in Effect in 2019

Our Non-Employee Director Compensation Program is intended to compensate our non-employee directors with a combination of cash and equity. Each non-employee director will receive an annual base cash retainer of $40,000 for such service. The chairperson of our Board of Directors (provided he or she is not an employee) will receive an additional annual base cash retainer of $30,000 for this service. In addition, we intend to compensate the members of our Board of Directors for service on our committees as follows:

•

The chairperson of our Audit Committee will receive an annual cash retainer of $20,000 for this service, and each of the other members of the Audit Committee will receive an annual cash retainer of $10,000.

•

The chairperson of our Compensation Committee will receive an annual cash retainer of $15,000 for such service, and each of the other members of the Compensation Committee will receive an annual cash retainer of $7,500.

•

The chairperson of our Nominating and Corporate Governance Committee will receive an annual cash retainer of $10,000 for this service, and each of the other members of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $5,000.

Cash payments described above are paid quarterly.

Further, concurrently with the grants under our annual grant program for employees, each non-employee director is expected to be granted an annual equity award valued at approximately $150,000. If a new board member joins our Board of Directors, the director is expected to be granted an initial equity award valued at approximately $300,000. Annual equity awards and equity awards to new Board members will be subject to vesting as determined by our Board of Directors or the Compensation Committee on the date of grant, generally vesting over 12 months for annual grants, and vesting over 36 months for initial grants.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as CymaBay’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited CymaBay’s financial statements since 1994. They are expected to attend the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither CymaBay’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as CymaBay’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of CymaBay and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to CymaBay for the fiscal years ended December 31, 2018 and December 31, 2017, by Ernst & Young LLP, CymaBay’s principal accountant.

	Fiscal Year Ended
	2018	2017
Audit Fees(1)	$1,573,450	$946,512
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	3,195	—

Total	$1,576,645	$946,512

(1)

In 2018, Audit Fees consisted of fees and expenses covering the integrated audit of our consolidated financial statements and of our internal control over financial reporting, and reviews of our interim quarterly reports, accounting and financial reporting consultations, and the issuance of consent and comfort letters in connection with registration statement filings with the SEC. In 2017, Audit Fees consisted of fees and expenses covering the audit of our consolidated financial statements and reviews of our interim quarterly reports, accounting and financial reporting consultations, and the issuance of consent and comfort letters in connection with registration statement filings with the SEC.

(2)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by CymaBay’s independent registered public accounting firm, Ernst & Young LLP. The policy requires pre-approval of services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their view on compensation for our named executive officers. The say-on-pay vote is advisory and, therefore, not binding on us. Our Board of Directors and Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future decisions regarding our compensation program for our named executive officers. The say-on-pay vote is required pursuant to Section 14A of the Exchange Act.

RATIONALE AND SCOPE OF PROPOSAL

As described below in the “Compensation Discussion and Analysis” section of this proxy statement, our Compensation Committee has structured the executive compensation program to achieve the following key objectives:

•	attract and retain talented and experienced executives who strategically address our short-term and long-term needs;

•

align the interests of our executives with stockholders by motivating executives to focus on activities and objectives that increase stockholder value and reward executives when stockholder value increases;

•	compensate our executives in a manner that motivates them to manage our business to meet our short-term and long-term objectives and create stockholder value;

•	retain executives whose knowledge, skills and performance are critical to our success; and

•

foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our stockholders, while ensuring that these goals are obtained with the highest degree of integrity and compliance with laws and regulations, while protecting the health and safety of those stakeholders involved in, or benefiting from, our research and development efforts.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 31 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives. We also encourage stockholders to read the Summary Compensation Table and other related compensation tables and narratives, appearing on pages 42 through 45, which provide detailed information on the compensation of our named executive officers. Our Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our recent success.

RECOMMENDATION OF THE BOARD

In accordance with SEC rules, and as a matter of good corporate governance, we ask stockholders to approve the following advisory resolution:

RESOLVED, that the stockholders of CymaBay Therapeutics, Inc. approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the proxy statement for the company’s 2019 annual meeting of stockholders.

VOTING

This proposal is non-binding on us and our Board of Directors. Marking the proxy card “For” indicates support; marking the proxy card “Against” indicates lack of support. You may abstain by marking the “Abstain” box on the proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to vote on whether future advisory votes to approve named executive officer compensation of the nature reflected in Proposal 3 should occur every year, every two years or every three years. This vote on the frequency of future advisory votes to approve named executive officer compensation is non-binding on our Board of Directors, and is required pursuant to Section 14A of the Exchange Act.

RATIONALE AND SCOPE OF PROPOSAL

The resolution by the stockholders on frequency is distinct from the resolution supporting our named executives’ compensation. This proposal deals with the issue of how often the resolution should be presented to our stockholders and, in this regard, we are soliciting your advice as to whether the resolution to approve named executive officer compensation should be presented in proxy statements prepared for the annual meeting of stockholders every year, or every two years or every three years. You may also abstain from making a choice.

After careful consideration, our Board of Directors recommends that future say-on-pay votes occur every year. We believe that this frequency is the best approach for our company and our stockholders for the following reasons:

•	Annual review will provide more immediate feedback to the Compensation Committee and the Board on the size and structure of executive compensation;

•	Annual review will more easily allow the stockholders to provide feedback on changes in the compensation of executive officers;

•	Annual review will more closely align the interests of the company and its stockholders; and

•	Annual review will more closely align with the company’s philosophy to provide more frequent avenues of interaction between the company and its stockholders.

RECOMMENDATION OF THE BOARD

For the reasons stated above, our Board of Directors unanimously recommends that the stockholders choose an annual frequency for the non-binding stockholder vote to approve named executive officer compensation. Note that stockholders are not voting to approve or disapprove the recommendation of our Board with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three year frequency or stockholders may abstain from voting on this proposal.

VOTING

This proposal is non-binding on us and our Board of Directors. However, because our Board values the opinions that our stockholders express in their votes, our Board of Directors and Compensation Committee will review and consider the voting results when making future decisions regarding how frequently an advisory vote to approve named executive officer compensation should be held. Our Board of Directors will consider the frequency of the stockholder vote receiving the greatest number of votes cast by shares voting on this matter to be the frequency recommended by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A ONE YEAR FREQUENCY FOR PROPOSAL 4.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our executive officers as of April 16, 2019:

Name	Age	Position
Sujal Shah	45	President and Chief Executive Officer
Pol Boudes, M.D.	62	Chief Medical Officer
Charles McWherter, Ph.D.	64	Senior Vice President, Chief Scientific Officer
Klara Dickinson	52	Chief Regulatory and Compliance Officer
Paul Quinlan	56	General Counsel and Corporate Secretary
Daniel Menold	49	Vice President, Finance

Sujal Shah’s biography is included above under the section titled “Proposal 1—Election of Directors.”

Pol Boudes, M.D. has served as our Chief Medical Officer since April 2014. Prior to joining CymaBay, Dr. Boudes was Chief Medical Officer at Amicus Therapeutics from 2009 to 2013 where he was responsible for clinical development, pharmacology, medical affairs, regulatory affairs and quality assurance, and toxicology. From 2004 to 2009, Dr. Boudes was with Berlex Laboratories (which merged with Bayer HealthCare Pharmaceuticals in 2006) where he held the position of Vice President, Global Clinical Development, Women’s Health Care US. From 1990 to 2004, Dr. Boudes held positions of increasing responsibility with Wyeth-Ayerst Research both in Philadelphia, PA and in Europe, with Hoffmann-La Roche, and with Pasteur-Merieux Serums & Vaccines. Dr. Boudes received his M.D. from the University of Aix-Marseilles, France. He completed his internship and residency in Marseilles and in Paris, France and was an Assistant Professor of Medicine at the University of Paris. He is specialized in Endocrinology and Metabolic Diseases, Internal Medicine, and Geriatric diseases.

Charles McWherter, Ph.D. has served as our Senior Vice President and Chief Scientific Officer since 2013. From 2007 to 2013, he served as out Senior Vice President, Research and Preclinical Development. From 2003 to 2007, he served as Vice President and head of the cardiovascular therapeutics areas of Pfizer Inc., a biopharmaceutical company. From 2001 to 2003, Dr. McWherter served as Vice President of Drug Discovery at Sugen, Inc., a biopharmaceutical company acquired by Pfizer Inc. in 2003. Dr. McWherter obtained his Ph.D. from Cornell University.

Klara Dickinson has served as our Chief Regulatory and Compliance Officer since January 2019. Prior to that she was our Senior Vice President, Regulatory Affairs and Compliance since June 2017. Previously, she served as Senior Vice President, Chief Regulatory Officer at Anthera Pharmaceuticals, Inc., a biopharmaceutical company, from 2014 to 2017, where she was responsible for the general supervision of the company’s regulatory affairs. From 2007 to 2014, she was Senior Vice President of Regulatory Affairs and Compliance at Hyperion Therapeutics, Inc. Ms. Dickinson also spent three years at CoTherix, Inc. as Vice President, Regulatory Affairs and Healthcare Compliance Officer, and held various positions at biopharmaceutical companies such as Scios, Inc. and DEY Laboratories (a subsidiary of Mylan, Inc.). Ms. Dickinson holds a B.S. in Biology from the College of Great Falls in Montana and is certified by the Regulatory Affairs Certification Board.

Paul Quinlan has served as our General Counsel and Corporate Secretary since December 2017. Previously, he served as General Counsel and Secretary at TerraVia Holdings, Inc. (formerly Solazyme, Inc.), a biotechnology company, from 2010 to January 2018, where he was responsible for the general supervision of the company’s legal affairs. From 2005 to 2010, Mr. Quinlan was General Counsel and Secretary at Metabolex, Inc., and from 2000 to 2005, Mr. Quinlan held various positions in the legal department at Maxygen, Inc., or Maxygen, most recently that of Chief Corporate Securities Counsel. Prior to joining Maxygen, Mr. Quinlan was an associate at Cooley LLP and Cravath, Swaine & Moore LLP. Mr. Quinlan obtained a law degree from Columbia University Law School and a M.Sc. in Medical Biophysics from the University of Toronto.

Daniel Menold has served as our Vice President, Finance since April 2017, and previously served as our Corporate Controller since January 2014. Prior to joining CymaBay, Mr. Menold served as Corporate Controller for technology firm Zoosk, Inc., from 2011 to 2013, where he was responsible for the accounting and financial reporting functions and as Controller and Director of Accounting at Affymetrix, Inc. from 2005 to 2010. Prior to 2005, he held accounting and finance positions of increasing responsibility at public and private life sciences and high technology companies in the Silicon Valley. Earlier in his career, Mr. Menold was at Ernst & Young LLP where he was an audit manager and served on audits of life sciences and high technology companies. Mr. Menold received a M.S. in accounting and B.S. in finance from The University of Virginia McIntire School of Commerce.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of CymaBay’s common stock as of March 15, 2019, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of CymaBay as a group; and (iv) all those known by CymaBay to be beneficial owners of more than five percent of its common stock.

Beneficial Owner	Shares that May Be Acquired w/in 60 Days of March 15, 2019	Beneficial Ownership(1)
		Number of Shares	Percent of Total
Entities associated with Blackrock, Inc.(2)	—	5,161,581	7.5%
Entities associated with Baker Bros. Advisors LP(3)	—	4,917,700	7.2%
Entities associated with Foresite Capital Funds(4)	—	4,218,359	6.1%
Entities associated with Perceptive Advisors LLC(5)	—	4,242,821	6.2%
Sujal Shah	824,714	934,714	1.3%
Pol Boudes, M.D.	361,791	361,791	*
Charles McWherter, Ph.D.	451,796	466,796	*
Paul Quinlan	105,207	105,207	*
Daniel Menold	82,682	82,682	*
Robert F. Booth, Ph.D.	67,735	67,735	*
Carl Goldfischer, M.D.	41,735	41,735	*
Caroline Loewy	67,735	67,735	*
Evan A. Stein, M.D., Ph.D.	73,735	225,615	*
Paul F. Truex	73,735	73,735	*
Kurt von Emster, CFA(6)	91,599	199,915	*
Robert J. Weiland	73,735	73,735	*
Robert J. Wills, Ph.D.	124,130	154,130	*
All executive officers and directors as a group (14 persons)(7)	2,565,328	2,980,524	4.2%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13F and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, CymaBay believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 68,692,043 shares outstanding on March 15, 2019.

(2)

The information in the table is based solely upon the Schedule 13G filed with the SEC on February 8, 2019, reporting beneficial ownership as of December 31, 2018. BlackRock, Inc. had sole voting power with respect to 5,039,465 of the shares and sole dispositive power with respect to all of the shares. BlackRock, Inc. also reports that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares being reported. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

The information in the table is based solely upon the Schedule 13G/A filed with the SEC on February 13, 2019, reporting beneficial ownership as of December 31, 2018. Each of Baker Bros. Advisors LP (“Advisor”), Baker Bros. Advisors (GP) LLC (“Advisors (GP)”), Felix J. Baker and Julian C. Baker (collectively “Baker Bros. Group”), had sole voting power and sole dispositive power with respect to 4,917,700 shares. 667, L.P. directly holds 487,097 of the shares and Baker Brothers Life Sciences directly holds 4,430,603 of the shares (collectively, the “Funds”), which may be deemed to be indirectly beneficially owned by Baker Bros. Group. The Advisor has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments. The Advisor GP, Felix J. Baker and Julian C. Baker as managing members of the Advisor GP and the Advisor may be deemed to be beneficial owners of these shares directly held by the Funds, and may be deemed to have the sole power to vote or direct the vote of and the power to dispose or direct the disposition of such shares. The address of the Baker Bros. Group is c/o Baker Bros. Advisors LP 860 Washington Street, 3rd Floor New York, New York 10014.
(4)

The information in the table is based solely upon the Schedule 13G/A filed with the SEC on February 13, 2019, reporting beneficial ownership as of December 31, 2018, James Tananbaum had sole voting power and sole dispositive power with respect to 4,218,359 shares, of which 1,587,101 are directly owned by Foresite Capital Fund III, L.P. (FCF III) and 2,631,258 are directly owned by Foresite Capital Fund IV, L.P. (FCF IV). James Tananbaum is the managing member of Foresite Capital Management III, LLC, which is the general partner of FCF III, and the managing member of Foresite Capital Management IV, LLC, which is the general partner of FCF IV (these entities are collectively referred to as the “Foresite Group”). The address of the Foresite Group is 600 Montgomery Street, Suite 4500, San Francisco, CA 94111.

(5)

The information in the table is based solely upon the Schedule 13G filed with the SEC on March 11, 2019, reporting beneficial ownership as of March 8, 2019. Each of Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences Master Fund, Ltd. (collectively the “Perceptive Group”) report having shared voting power and shared dispositive power with respect to the shares. The address of the Perceptive Group is 51 Astor Place, 10th Floor, New York, New York 10003.

(6)	Includes 18,316 shares held by the Konrad Hans von Emster III and Elizabeth F. von Emster Revocable Trust dated January 18, 2005.
(7)	Consists of shares beneficially owned by each executive officer and director, including our executive officers not appearing in the table above, as of March 15, 2019.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to all of our equity compensation plans in effect as of December 31, 2018, which consists of our 2003 Equity Incentive Plan and 2013 Equity Incentive Plan.

Plan Category		Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuances under Equity Compensation Plans (excluding securities reflected in column (a))
		(a)		(b)	(c)
Equity Compensation Plans approved by security holders	2003 Equity Incentive Plan	28,246		$4.9566	—
	2013 Equity Incentive Plan	5,694,662	(1)	$7.6393	1,268,662	(2)
Equity Compensation Plans not approved by security holders		—		—	—

Total		5,722,908		$7.6261	1,268,662

(1)

Includes 129,776 shares that may be issued pursuant to incentive awards at the sole discretion of CymaBay, by either (1) the holder’s purchase of the number of shares of our common stock at the applicable exercise price per share on the date of grant or (2) the holder’s receipt of a cash payment equal to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share on the date of grant, multiplied by the portion of the award being exercised.

(2)

Pursuant to terms of the 2013 Equity Incentive Plan, the share reserve (“Share Reserve”) will automatically increase on January 1st of each year, until and including January 1, 2023, in an amount equal to 5.0% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence. On January 1, 2019, pursuant to the previously described terms, the Share Reserve was increased by 2,378,259 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires CymaBay’s directors and executive officers, and persons who own more than ten percent of a registered class of CymaBay’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of CymaBay. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish CymaBay with copies of all Section 16(a) forms they file.

To CymaBay’s knowledge, based solely on a review of the copies of such reports furnished to CymaBay and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that CymaBay specifically incorporates it by reference into such filing.

Our Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, our Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement for the Annual Meeting.

The Compensation Committee

Paul F. Truex (Chairman)

Robert F. Booth

Carl Goldfischer

Robert J. Wills

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this compensation discussion and analysis section is to provide information for the fiscal year ended December 31, 2018, about the material elements of compensation that were paid, awarded to, or earned by, our “named executive officers,” who consist of our principal executive officer, principal financial officer and the three other most highly compensated other executive officers. Our named executive officers for 2018 were:

•	Sujal Shah, Chief Executive Officer, President and member of the Board;

•	Daniel Menold, Vice President, Finance, our principal financial officer;

•	Charles McWherter, Ph.D., Chief Science Officer;

•	Pol Boudes, M.D., Chief Medical Officer; and

•	Paul Quinlan, General Counsel and Corporate Secretary.

Compensation Philosophy and Objectives

Our executive compensation program is intended to balance short-term and long-term goals with a combination of cash payments and equity awards designed to effectively attract, motivate, reward and retain our executive officers. We favor a “pay-for-performance” compensation philosophy that is driven by individual and corporate performance. We also review and implement what we believe are best practices with respect to compensation and benefits and review market data to maintain external competitiveness for our key talent. As we further focus the company on later stage clinical development, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

Our executive compensation program is designed to:

•	attract and retain talented and experienced executives who strategically address our short-term and long-term needs;

•

align the interests of our executives with stockholders by motivating executives to focus on activities and objectives that increase stockholder value and reward executives when stockholder value increases as a result of those activities and objectives;

•	compensate our executives in a manner that motivates them to manage our business to meet our short-term and long-term objectives and create stockholder value;

•	retain executives whose knowledge, skills and performance are critical to our success; and

•

foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our stockholders, while ensuring that these goals are obtained with the highest degree of integrity and compliance with laws and regulations, while protecting the health and safety of those stakeholders involved in, or benefiting from, our research and development efforts.

To help achieve these objectives, the Compensation Committee ties a substantial portion of the executives’ overall compensation to key strategic business, financial and operational goals, particularly clinical development and capital management.

Our executive compensation program rewards corporate achievement, as well as both team and individual accomplishments, by emphasizing a combination of corporate results and individual accountability. We place significant portion of total compensation at risk through annual performance bonuses and long-term equity incentives. We use a mix of annual performance bonuses and stock options to optimize alignment of the interests of our executives with those of our stockholders. We design this combination of cash and equity incentives to balance annual business and operating objectives, and our financial performance, with longer-term stockholder value creation.

We also seek to promote a long-term commitment to the company by our executives. We believe that there is great value to having a team of long-tenured, highly experienced managers. We design our team-focused culture and management practices to foster this commitment. In addition, we base the typical vesting schedule for equity awards upon continued employment for multiple years (four years on average) following the grant, which is intended to retain our executives and reinforce this long-term commitment. In late 2018, after a compensation practices review by the Compensation Committee, in conjunction with management and outside compensation consultants, the company moved to dollar value-based equity awards to further align our management and directors with stockholder value creation (see below).

Executive Compensation Procedures

The Role of the Compensation Committee. Our Compensation Committee is responsible for the evaluation and oversight of our executive compensation program, policies and practices. Accordingly, our Compensation Committee recommends to the Board for approval, all compensation provided to our executive officers, including adjustments to base salaries, annual target-based cash incentive bonuses, equity incentive awards, severance arrangements and benefit programs. Our Compensation Committee consists of four members of our Board, each of whom has extensive experience in our industry and is an independent director under applicable Nasdaq and SEC rules. Our Compensation Committee uses its judgment and experience to review and recommend to the Board for approval, executive compensation decisions, including our Chief Executive Officer’s compensation package. In doing so, our Compensation Committee meets with its independent compensation consultant in separate sessions without our Chief Executive Officer or any other member of management present. Our Compensation Committee also periodically evaluates the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent. Although the Compensation Committee is empowered to approve executive compensation, to date the Compensation Committee has recommended to the Board decisions on executive compensation, and the full Board has approved decisions on executive compensation after consideration and recommendation from the Compensation Committee.

Management’s Involvement in the Executive Compensation Process. Our Chief Executive Officer participates in general sessions of our Compensation Committee to discuss all matters other than his own compensation, objectives or incentive awards. Management does not participate in executive sessions of our Compensation Committee. At the request of our Compensation Committee, our Chief Executive Officer provides input and recommendations to the committee on salary adjustments, annual target-based cash incentive bonus amounts and appropriate equity incentive compensation levels in relation to our executive officers other than himself. In formulating these recommendations, our Chief Executive Officer may consider data obtained from third-party sources, including data provided by the independent compensation consultant retained by our Compensation Committee.

Use of Independent Compensation Consultants and Independent Counsel by the Compensation Committee. In designing our executive compensation program, our Compensation Committee considers publicly available compensation data for other companies in the biopharmaceutical industry to help guide its executive compensation decisions and recommendations at the time of hiring and for subsequent adjustments in compensation. In 2017 and 2018, our Compensation Committee also retained the services of Marsh & McLennan Agency (“MMA”), an independent compensation consultant, to provide it with additional comparative data on executive compensation practices in our industry and to advise it on our executive compensation program generally. For 2017 and 2018, MMA provided advice and data to our Compensation Committee on executive and director compensation matters, including the selection of our compensation peer group, comparative market pay levels, equity dilution, annual share utilization practices and emerging market trends. Although our Compensation Committee considers the advice and recommendations of its compensation consultant about our executive compensation program, the Compensation Committee ultimately makes its own decisions about these matters. Our Compensation Committee determined that the work of MMA did not raise any conflicts of interest in 2017 or 2018. In making this assessment, our Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and the applicable Nasdaq rules. From time-to-time the Compensation Committee will also seek the advice of outside legal counsel regarding matters related to compensation strategy, implementation, regulatory impact, legal compliance, tax implications and current compensation trends.

Market Benchmarking and Peer Group. Our Compensation Committee references a peer group of publicly traded companies in the biopharmaceutical industry for purposes of gathering data to compare with our existing executive compensation levels and practices and as context for future compensation decisions. Our Compensation Committee, with the assistance of its independent compensation consultant (currently MMA), periodically reviews and updates the compensation peer group, as appropriate, to include companies that the Compensation Committee believes are competitors for executive talent and are similar to us based on a number of criteria, including stage of development (lead product candidate in Phase 2 or Phase 3 clinical trials), revenue (no revenue from commercialized products), market capitalization (between $375 million and $1.5 billion) and number of employees (less than 200). The Compensation Committee also considered companies with similar therapeutic focus areas that we compete with for executive talent even though such companies may not otherwise have similar attributes to us. Our Compensation Committee may consider peer group and other industry compensation data and the recommendations of its independent compensation consultant when making decisions and recommendations related to executive compensation. For its compensation recommendations made in January 2018, the peer group the Compensation Committee used was as follows:

Achaogen	Achillon Parmaceuticals	Akebia Therapeutics
AVEO Pharmaceuticals	Ardelyx	Bellicum Pharmaceuticals
Cailithera Biosciences	Cempra	Conatus Pharmaceuticals
Concert Pharmaceuticals	Epizyme	Flexion Therapeutics
Geron	Glycommetics	Ignyta
Immune Design	Kura Oncology	La Jolla Pharmaceuticals
Ovid Therapeutics	Stemline Therapeutics	Tocagen
Ziopharm Oncology

In September 2018, based on its own analysis as well as the recommendation of MMA, the Compensation Committee adopted a revised peer group consisting of the following companies:

Achillon Parmaceuticals	Aduro Biotech	Akebia Therapeutics
Arqute	Audentes Therapeutics	ChemoCentryx
Coherus Biosciences	Dynavax Technologoes	Epizyme
Esperion therapeutics	Five Prime Therapeutics	Geron
Glycommetics	Intercept Pharmaceuticals	Iovance
Karyopharma Therapeutics	Kura Oncology	Revance Therapeutics
Stemline Therapeutics	TG Therapeutics	Verastem
Viking Therapeutics	Ziopharm Oncology

Changes in the composition of our compensation peer group from 2017 to 2018 were largely the result of, among other things, the replacement of companies that had been acquired or that our Compensation Committee, with the assistance of its independent compensation consultant, no longer considered comparable to us in light of the criteria outlined above. We also added several companies with a similar therapeutic focus area.

Annual Compensation Review Process. On an annual basis, our Compensation Committee meets to review the performance of our Chief Executive Officer and our other executive officers. At these meetings, our Compensation Committee typically invites our Chief Executive Officer to participate in the discussion (excluding discussions pertaining to his own compensation) to seek our Chief Executive Officer’s input and recommendations with respect to each executive officer (other than himself) as to:

•	the achievement of stated corporate performance objectives;

•	the level of contributions made to the general management and guidance of the company;

•

compliance with the letter and spirit of all applicable company policies (including the Code of Business Conduct and Ethics and our policies against discrimination, sexual harassment and other workplace harassment) as well as with applicable legal and regulatory requirements, including rules and regulations from the FDA, SEC and occupational health authorities; and

•	the amount of any salary increases, cash incentive bonus payouts and new equity awards.

Our Compensation Committee takes into consideration these recommendations and other relevant performance and competitive market factors when it makes its determinations and recommendations to the Board on executive compensation matters. Our Compensation Committee also meets to review and decide compensation matters periodically throughout the year, particularly in regard to new hires of executive officers.

Consideration of Prior Stockholder Advisory Vote to Approve Named Executive Officer Compensation. Until December 31, 2018, we were an “emerging growth company” and were not required to hold an advisory vote on the compensation of our named executive officers (a “say-on-pay” vote). As of January 1, 2019, we are subject to the requirement to hold a say-on-pay vote and also to determine how often to conduct such a vote. We will be including a say-on-pay vote in the 2019 Annual Meeting and will also ask our stockholders to determine how often we will hold a say-on-pay vote at our annual meetings. Our Compensation Committee will take into account future stockholder advisory votes to approve executive compensation and other relevant market developments affecting executive officer compensation to determine whether any subsequent changes to our programs and policies are warranted to reflect stockholder concerns or to address market developments.

Elements of Compensation and Pay Mix

For 2018, executive compensation generally consisted of the following elements (discussed in detail below) to promote our pay-for-performance philosophy and compensation goals and objectives:

•	base salary;

•	annual cash incentive awards linked to company and individual performance;

•	periodic grants of long-term equity-based compensation; and

•	health and retirement benefits generally available to all employees.

We combine these elements to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders. We also provide our executive officers with severance and change in control benefits as described below.

Although we do not have a policy to allocate specific percentages of compensation to any particular element, we believe the combination of elements provides a well-proportioned mix of secure compensation, retention value and at-risk compensation that produces short-term and long-term performance incentives and rewards. By following this approach, we intend to motivate our executives to focus on business results that will produce a high level of short-term and long-term performance for us and potential long-term value creation for our executives and our stockholders, as well as reducing the risk of recruitment of top executive talent by competitors. We do not have a formula for determining the amount of each element of compensation. Instead, the Compensation Committee determined each element for 2018 based on a combination of the factors described under “Base Salary and Short-Term Incentives,” “Long-Term Incentives,” and “New Hire and Promotion Equity Awards.” Except as otherwise described in these sections, there was no particular primary factor in determining the amount of any element and instead, our compensation decisions were based on judgments about appropriate amounts after considering the factors listed in these sections.

Base Salary and Short-Term Incentives

Base Salary. Base salary provides our executive officers with steady cash flow during the course of the year that is not contingent on short-term variations in our corporate performance. The setting of salaries also includes an evaluation as to appropriate levels taking into account each individual’s job duties, responsibilities, performance and experience plus comparisons to the salaries of our other executive officers. The Compensation Committee reviews base salaries at least annually and may recommend adjustment from time to time based on the results of that review. The Compensation Committee determines salary increases using a combination of relevant competitive market data, scope of responsibilities and assessment of individual performance.

For 2018, our Board, upon the recommendation of the Compensation Committee, determined annual base salaries for each of our executive officers (other than newly-hired executive officers). The changes in salary of the executives was driven primarily by a company-wide cost-of-living increase. Additional changes were based on the overall individual performance of the executes in 2017, their increased level of experience and to ensure that their salaries remained competitive with those of similarly-situated executives in our compensation peer group. The Compensation Committee does not have a specific weighting for each of these criteria and uses its discretion in determining the salary recommendations made to the Board. The annual base salary for Mr. Quinlan was negotiated in the context of a competitive recruitment process and was determined by our Compensation Committee, which considered the factors described in the preceding paragraph, as well as compensation peer group data and other input provided by MMA and the recommendation of our Chief Executive Officer. For 2018 and, as applicable, 2017, the annualized base salaries for each of our named executive officers as of December 31 of the applicable year were as follows:

Named Executive Officer	2018 Salary	2017 Salary	Change from 2017
Sujal Shah	$451,796	$440,000	2.7%
Pol Boudes, M.D.	$405,418	$393,610	3.0%
Charles McWherter, Ph.D.	$405,418	$367,563	10.3%
Paul Quinlan(1)	$375,863	—	New hire
Daniel Menold	$257,290	$250,000	2.9%

(1)	Mr. Quinlan joined the company in December 2017.

The change in salary of Dr. McWherter was made primarily to align his salary with the salary of similarly situated executive officers at the company’s peer group companies as identified in the benchmarking analysis, to reflect his increasing job responsibilities and his excellent job performance. The change in salary of the other executives was driven primarily by a cost-of-living increase. The change to the 2018 annual base salary of each named executive officer, as applicable, was effective as of January 1, 2018. Please refer to “—Compensation Decisions Relating to Fiscal Year 2019” below for a listing of the annual base salaries of each of our named executive officers for 2019.

Cash Bonuses. We have an annual cash bonus plan under which cash bonuses may be paid to each of our employees, including our executive officers, after the end of each calendar year. Bonus payouts to executive officers is based on the Compensation Committee’s assessment of our collective accomplishments, performance and achievements as measured against our business and financial goals, and is consistent across the named executive officers except as otherwise described below. Corporate goals and targets are set at the beginning of the fiscal year and are approved by the Compensation Committee and Board.

The Compensation Committee determines target bonus amounts based on competitive benchmark data derived from a peer group review relative to the executive officer’s specific position. The Board, upon the recommendation of the Compensation Committee, sets target bonus amounts at levels the Board and committee felt were within market practice based on the data provided by MMA, recognizing that actual payouts would be dependent on actual performance. The Board did not adjust the target bonus amounts (as a percentage of base salary) for named executive officers in 2018 because the Board, upon the recommendation of the Compensation Committee, determined they offered sufficient incentives; thus, the target bonus amounts as a percentage of base salary remained unchanged from 2017 to 2018; at 35% for each of our named executive officers other than Mr. Menold, and at 30% for Mr. Menold.

Bonuses relating to 2018 performance for our named executive officers were based on the Board and Compensation Committee’s assessment of overall company performance with respect to the combination of business, clinical and financial goals previously approved by the Board. When established, the Board viewed the corporate objectives as aggressive but obtainable, and believed that the named executive officers, if they continued to perform at a level consistent with past performance, would have the opportunity to accomplish a meaningful number of the objectives.

In January 2019, the Board and Compensation Committee assessed our accomplishments and overall performance against the previously approved targets and goals and determined the payout for our named executive officers for 2018 performance. The Board set the overall bonus payout at 120% of target (other than with respect to our Chief Executive Officer, as discussed below) due to its determination that all of the 2018 corporate goals were met, and a number of the goals were exceeded in a manner that generated additional value for the company, and after taking into consideration compliance with applicable company policies (including the Code of Business Conduct and Ethics and our policies against discrimination, sexual harassment and other workplace harassment) as well as with applicable legal and regulatory requirements, including rules and regulations from the FDA, SEC and occupational health authorities. The Board and Compensation Committee set payouts under our 2018 bonus plan based on the Board and Compensation Committee’s assessment of collective achievements, particularly in the following areas:

•

Clinical Development: This factor comprised three primary elements: (i) successful interim data analyses of the ongoing Phase 2 clinical trial of seladelpar in patients with PBC; (ii) commencing a Phase 3 clinical trial of seladelpar in patients with PBC in the second half of 2018; and (iii) commencing a Phase 2b clinical study of seladelpar in patients with NASH in the second quarter of 2018. The Board and Compensation Committee recognized the significant accomplishments made in clinical development, as well as the timeliness of the goal achievement and the positive data generated by the interim data analyses. As a result, the Compensation Committee determined that management achieved the goals at a level sufficient to warrant 115% credit under our 2018 bonus plan.

•

Regulatory: This factor comprised goals covering a wide range of regulatory interactions concerning the clinical development of seladelpar. The goals included regulatory items before the FDA, EMEA and various foreign regulatory agencies concerning the development programs in both PBC and NASH. As a result of a detailed review of the goals by the Board and Compensation Committee in January 2019, the committee determined that management had achieved the goals at a level sufficient to warrant 115% credit under our 2018 bonus plan.

•

Financing and Capital Management: A key goal in the 2018 corporate goals was to both raise sufficient capital to continue to support our robust clinical development programs as well as carefully steward such capital to maximize its effect on the programs. The Board and Compensation Committee recognized the significant accomplishment made in raising capital in 2018 and the efficient use of that capital to meet operating expense and year-end cash balance targets. The Board and Compensation Committee reviewed achievement against the financing and capital management goals in January 2019 and determined that management had achieved the goals at a level sufficient to warrant 150% credit under our 2018 bonus plan.

We base cash incentive bonuses for our executive officers on both our corporate goals and individual performance. Our Board and Compensation Committee’s assessment of the individual performance of our executive officers may result in such officers receiving cash incentive bonuses that are higher or lower than the amounts that they would otherwise receive if such bonuses were based solely on the achievement of corporate goals. For payment of the bonus reflective of 2018 performance (which was paid in February 2019), our Board and Compensation Committee reviewed our performance against our 2018 corporate objectives as described above and determined the individual performance of the executive officers after evaluating their individual performance levels in consultation with the Chief Executive Officer (other than with respect to the Chief Executive Officer’s performance, which was independently assessed by the Board and Compensation Committee). The actual bonus payment was largely a result of a formulaic calculation based on the goals, weighting and achievement, overlaid with the discretion of the Board to adjust upwards or downwards based on other factors. For 2018, the bonus payouts were largely due to a formulaic consideration of the targets, weightings and achievement other than for the bonus paid to Mr. Shah, which was adjusted upwards on a discretionary basis to better reflect bonus targets of chief executive officers at the company’s peer group based on the benchmarking analysis. For payment of the bonus reflective of 2018 performance (which was paid in February 2019), the target and actual cash incentive bonuses for each of our named executive officers were as follows:

Named Executive Officer	Target Bonus (as % of Base Salary)	Actual Bonus (as % of Base Salary)
Sujal Shah	35%	60%
Pol Boudes, M.D.	35%	42%
Charles McWherter, Ph.D.	35%	42%
Paul Quinlan	35%	42%
Daniel Menold	30%	36%

Please refer to “—Compensation Decisions Relating to Fiscal Year 2019” below for a listing of the target annual cash incentive bonuses for each of our named executive officers for 2019.

The Compensation Committee has not yet adopted a policy for recovering bonuses from our executive officers if the performance outcomes that led to the bonus determination above were to be restated or found not to have been met to the extent originally believed by the Compensation Committee. We will comply with applicable law and adopt an appropriate recoupment policy if rules are issued under the Dodd-Frank legislation.

Long-Term Incentives

Long-Term Equity Compensation. We intend our equity incentive program to reward longer-term performance and to help align the interests of our executive officers with those of our stockholders. We believe that long-term performance is achieved through an ownership culture that rewards such performance by our executive officers through the use of equity incentives. We believe that our equity incentive program is an important retention tool for our employees, including our executive officers. Our equity incentive program currently provides for the use of stock options as the preferred equity compensation vehicle as the Compensation Committee believes that stock options (as opposed to full value awards such as restricted stock or restricted stock units) provides greater long-term incentives for management as stock options require increased stock performance for realization.

The Board determined the individual grants described below upon the recommendation of the Compensation Committee, considering the executive’s role in achieving our current and future corporate goals and targets, the anticipated difficulty to replace the individual, the competitive market for similar positions, the retentive power of existing unvested equity held by the individual, our Chief Executive Officer’s recommendation (other than for his own award), and review of the executive compensation survey prepared by MMA. As part of this review, MMA provided an analysis of equity holdings of our executive officers and benchmarking against comparative holdings of executives at similar companies. In January 2018, for each of our executive officers, the Board, upon the recommendation of the Compensation Committee, determined individual equity award amounts, setting award levels the Compensation Committee felt were within market practice based on the data provided by MMA. The Board and Compensation Committee also considered each executive’s performance, relative unvested equity holdings, and our overall equity use in determining individual grants. The stock option awards granted in connection with this 2018 annual grant have (i) a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment on January 1, 2019 and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment and (ii) an exercise price of $11.69 per share, the last reported sale price of our common stock on the Nasdaq Stock Market on the date of grant. The grants made to each of our named executive officers in connection with our 2018 annual grant program are set forth in the following table. Please refer to “—Components of Our Executive Compensation Program—New Hire and Promotion Equity Awards” below for the description of a grant made to Mr. Quinlan in 2018 in connection with his commencement of employment.

Named Executive Officer	Shares underlying Stock Options
Sujal Shah	150,000
Pol Boudes, M.D.	125,000
Charles McWherter, Ph.D.	150,000
Paul Quinlan(1)	50,000
Daniel Menold	62,500

(1)	Mr. Quinlan joined the company in December 2017.

New Hire and Promotion Equity Awards

New Hire Equity Award. We grant a new hire equity award in connection with the commencement of an executive officer’s employment as appropriate and necessary to recruit talent, consistent with industry practice. The size of each new hire award is established through an arm’s-length negotiation at the time the executive officer is hired, taking into account factors such as the position for which the individual is being considered, the individual’s qualifications and prior experience, any equity awards that the individual will forfeit by leaving his or her former employer and competitive market demand. Typically, stock option awards granted to our newly-hired executive officers vest over a period of four years, subject to continued employment.

In connection with the competitive recruitment and hiring of our new General Counsel, Mr. Quinlan, who commenced employment with the company in December 2017, our Board granted Mr. Quinlan a stock option covering 250,000 shares of our common stock in January 2018. The agreement to grant the long-term equity incentive award was instrumental to the recruitment of Mr. Quinlan and was determined by our Board, upon the recommendation of our Compensation Committee, which considered the factors described in the preceding paragraph, as well as compensation peer group data and other input provided by MMA and the recommendation of our Chief Executive Officer.

Promotion Equity Awards. We ordinarily grant promotion equity awards in connection with the promotion of executive officers as appropriate and necessary to reflect the officers’ new duties and responsibilities. The size of each promotion award is established taking into account factors such as the position to which the individual is being promoted, the relevant equity compensation provided to individuals at the same level in the peer group of companies and internal pay equity. Typically, stock option awards granted to our promoted executive officers vest over a period of four years, subject to continued employment.

Terms of New Hire and Promotion Equity Awards. The new hire equity award that was granted to Mr. Quinlan has (i) a four-year vesting period, with 25% of the shares subject to the award vesting in an initial annual installment on the first anniversary of his employment commencement date and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment and (ii) an exercise price of $11.69 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on the date of grant.

Grant Date Policy. The Compensation Committee has adopted a policy wherein the grant date for grants under our annual equity grant program will be the same for both executive officers and non-executive officers, and will also be the same as the grant date for the annual equity grants to directors.

Equity Grant Program

In September 2018 the company engaged MMA to conduct a general review of our compensation practices. As part of that review, the Compensation Committee decided to move to a value-based equity grant program. Thus, instead of using as a base a set number of shares underlying stock options, we would instead use a “value” as the basis for the grants and convert that “value” to a number of underlying shares based on the Black-Scholes value of the options at the time of grant. We implemented the move to a value-based grant process as of January 1, 2019, for all employee grants, including for executive officers. The Compensation Committee felt this would more closely align the incentives of employees and stockholders as the underlying stock price of our common stock fluctuates.

Other Compensation and Benefits

We maintain a 401(k) plan in which all of our current employees are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax or post-tax basis (as elected by the employee). Contributions may be made up to plan limits, subject to government limitations. The plan permits us to make matching contributions if we choose. Currently, we match 100% of up to the first $750 contributed by an employee each year, including executive officers, to the 401(k) plan. We provide the same health care, dental, vision, life insurance and disability benefits to all full-time employees, including our executive officers. In addition, senior officers receive supplemental disability insurance coverage paid for by us. We also have a flexible benefits healthcare plan and a flexible benefits childcare plan under which employees can set aside pre-tax funds to pay for qualified health care expenses and qualified childcare expenses not reimbursed by insurance. These benefits are available to all employees, subject to applicable laws. Other than supplementary disability insurance coverage and as described below, we do not provide perquisites to executive officers that are not available to all of our employees on the same terms.

Severance and Change in Control Benefits

Pursuant to employment letter agreements that we have entered into with our named executive officers, such officers are entitled to specified benefits in the event of the change in control of the company and in connection with the termination of their employment under specified circumstances, including termination in connection with a change in control of the company. We believe that providing these benefits is consistent with industry practices and helps us to compete for executive talent, as well as to retain and motivate our executive officers and minimize management distraction created by uncertain job security, particularly in the event of a potential transaction that would be beneficial to our stockholders.

Please refer to “—Employment Arrangements with Our Named Executive Officers” below for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments and other benefits that would have been made or provided to our named executive officers under various termination and change in control circumstances under the caption “—Potential Payments and Benefits Upon Termination of Employment or Change in Control” below.

Compensation Decisions Relating to Fiscal Year 2019

In January 2019, the annual base salaries of our named executive officers were set by our Board, upon the recommendation of our Compensation Committee, as follows, effective January 1, 2019:

Named Executive Officer	2019 Salary	2018 Salary	Change from 2018
Sujal Shah	$510,000	$451,796	12.9%
Pol Boudes, M.D.	$423,662	$405,418	4.5%
Charles McWherter, Ph.D.	$423,662	$405,418	4.5%
Paul Quinlan	$392,777	$375,863	4.5%
Daniel Menold	$268,868	$257,290	4.5%

The increased salaries were primarily the result of a company-wide cost of living increase of 4.5% In addition, the salary of Mr. Shah was increased a further 8.4% to better align his salary with chief executive officers at peer group companies as a result of the benchmarking analysis done by MMA in conjunction with the 2019 compensation analysis (the “2019 Benchmarking Analysis”).

In January 2019, the Board, upon the recommendation of the Compensation Committee, increased the 2019 annual cash incentive bonus target percentage for Mr. Shah to 60% (from 35%) and for Drs. Boudes and McWherter to 40% (from 35%) to better align their target bonus percentage with similarly situated executives as a result of the 2019 Benchmarking Analysis. Mr. Shah’s previous bonus percentage was below the 25th percentile of peer group companies and the Board and Compensation Committee determined his target percentage should be increased to closer to the median of peer company Chief Executive Officers to reflect his ongoing performance and the performance of the company. The Board, upon the recommendation of the Compensation Committee, determined not to change the target bonus percentages of the other named executive officers from their 2018 levels, and approved cash incentive bonus targets for our named executive officers for 2019 as follows:

Named Executive Officer	2019 Target Bonus (as % of Base Salary)	2018 Target Bonus (as % of Base Salary
Sujal Shah	60%	35%
Pol Boudes, M.D.	40%	35%
Charles McWherter, Ph.D.	40%	35%
Paul Quinlan	35%	35%
Daniel Menold	30%	30%

In January 2019, the Board, upon recommendation from the Compensation Committee approved the following equity grants to our named executive officers as a result of our annual grant program:

Named Executive Officer	Shares underlying Stock Options
Sujal Shah	328,492
Pol Boudes, M.D.	138,312
Charles McWherter, Ph.D.	172,891
Paul Quinlan	86,445
Daniel Menold	69,156

The equity awards were granted primarily to (i) better align the long-term equity incentives of the named executive officers with similarly situated executives as a result of the 2019 Benchmarking Analysis and (ii) provide sufficient ongoing equity vesting to better align the long-term incentives of the named executive officers with our stockholders.

The stock option awards granted in connection with our 2019 annual grant program have (i) a four-year vesting period, with 25% of the shares subject to the award vesting on January 1, 2020 and 1/48th of the shares subject to the award vesting each month thereafter, subject to continued employment and (ii) an exercise price of $8.43 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on the date of grant.

Material Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million paid to certain executive officers. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), Section 162(m) provided an exemption from this limitation for “qualified performance-based compensation.” The TCJA repealed the “qualified performance-based compensation” exemption, effective for taxable years beginning after December 31, 2017, but provides transition relief for certain contractual arrangements in place as of November 2, 2017 and not modified thereafter. We account for stock-based compensation, including annual, new hire and promotion equity awards, in accordance with the requirements of ASC 718.

Our Compensation Committee is informed about the tax deductibility and accounting treatment of compensation when making its compensation determinations and recommendations. Our Compensation Committee’s general policy is to develop and maintain compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment, which may include payments that might not be deductible if our Compensation Committee believes they are in the best interests of the company and its stockholders.

Compensation Policies and Practices as They Relate to Risk Management

In 2018, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ending December 31, 2018, 2017 and 2016, by our principal executive officer (Mr. Shah), principal financial officer (Mr. Menold) and our three other highest paid executive officers. The officers listed below are collectively referred to herein as the “named executive officers.”

Name	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Sujal Shah,	2018	451,796	271,078	1,211,685	3,458	1,938,017
President and Chief Executive Officer(2)	2017	393,207	272,294	4,359,595	2,663	5,027,759

Daniel Menold,	2018	257,290	92,624	504,869	2,479	857,262
Vice President, Finance(3)

Pol Boudes, M.D.	2018	405,418	170,276	1,009,738	4,884	1,590,316
Chief Medical Officer	2017	393,610	206,645	126,800	4,106	731,161
	2016	385,892	135,062	65,038	3,843	589,835

Charles McWherter, Ph.D.	2018	405,418	170,276	1,211,685	4,738	1,792,117
Chief Science Officer	2017	367,563	192,971	126,800	3,961	691,295
	2016	360,356	136,125	67,474	3,698	567,653

Paul Quinlan	2018	375,863	157,862	2,423,370	4,189	2,961,284
General Counsel(4)

(1)

Represents the aggregate fair value of options and performance options granted from the 2013 Equity Incentive Plan for each fiscal year. For the options granted, 1/4th of the shares vest upon the one-year anniversary of the vesting commencement date (generally January 1, 2019) and the remainder of the shares vest in equal monthly installments over the following thirty-six months, subject to the optionee’s continued employment or service with CymaBay. The options are issued under the 2013 Equity Incentive Plan and generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or services. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K as filed on February 28, 2019, regarding assumptions underlying our valuation of equity awards.

(2)	Mr. Shah was not a named executive officer in 2016 and, accordingly, his compensation for 2016 does not appear in this table.
(3)	Mr. Menold was not a named executive officer in 2016 or 2017 and, accordingly, his compensation for those years does not appear in this table.
(4)	Mr. Quinlan joined the company in December 2017 and was not a named executive officer in 2017 and, accordingly, his compensation for that year does not appear in this table.

Grants of Plan-Based Awards

Name and Principal Position	Grants of Plan-Based Awards in Fiscal 2018
	Grant date	Estimated future payouts under non- equity incentive plan awards- target ($)(1)	All other option awards: Number of securities underlying options(#)(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Sujal Shah	—	158,129	—		—	—
	1/24/2018	—	150,000		11.69	1,211,685

Daniel Menold	—	77,187	—		—	—
	1/24/2018	—	62,500		11.69	504,869

Pol Boudes, M.D.	—	141,896	—		—	—
	1/24/2018	—	125,000		11.69	1,009,738

Charles McWherter, Ph.D.	—	141,896	—		—	—
	1/24/2018	—	150,000		11.69	1,211,685

Paul Quinlan	—	131,552	—		—	—
	1/24/2018	—	250,000	(4)	11.69	2,019,475
	1/24/2018	—	50,000		11.69	403,895

(1)

This column sets forth the target bonus amount for each named executive officer for the year ended December 31, 2018. The actual amount paid in 2018 is reflected under “Bonus” in the Summary Compensation Table.

(2)

Except as noted, each option vests over a four-year period, with one-quarter of the shares subject to the option vesting on January 1, 2019, and the remainder of the shares vest in equal monthly installments over the following thirty-six months.

(3)

Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the named executive officers. The amounts shown in this column reflect the aggregate grant date fair value in fiscal year 2018 for the option award as computed in accordance with FASB ASC 718. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K as filed on February 28, 2019, regarding assumptions underlying our valuation of equity awards.

(4)

The option vests over a four-year period, with one-quarter of the shares subject to the option vesting on December 4, 2019, and the remainder of the shares vest in equal monthly installments over the following thirty-six months.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2018.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Sujal Shah	12/23/2013	93,106	—		$5.00	12/22/2023
	12/23/2013	38,917	—		$5.00	12/22/2023
	1/6/2014	62,566	—		$5.00	1/5/2024
	1/7/2015	97,916	2,084	(1)	$10.00	1/6/2025
	1/26/2016	39,375	14,625	(1)	$1.06	1/25/2026
	7/25/2016	50,000	—		$1.82	7/24/2026
	1/19/2017	47,916	52,084	(1)	$1.72	1/18/2027
	4/27/2017	90,000	—		$3.48	4/26/2027
	10/27/2017	186,666	453,334	(2)	$9.21	10/26/2027
	1/24/2018	—	150,000	(1)	$11.69	1/23/2028

Daniel Menold	1/22/2014	14,459	—		$5.00	1/21/2024
	1/22/2014	6,486	—		$5.00	1/21/2024
	1/7/2015	6,855	145	(1)	$10.00	1/6/2025
	1/26/2016	6,197	2,303	(1)	$1.06	1/25/2026
	7/25/2016	932	613	(1)	$1.82	7/24/2026
	1/19/2017	7,187	7,813	(1)	$1.72	1/18/2027
	5/3/2017	14,583	20,417	(1)	$3.45	5/2/2027
	1/24/2018	—	62,500	(1)	$11.69	1/23/2028

Pol Boudes, M.D.	4/15/2014	77,000	—		$7.00	4/14/2024
	4/15/2014	26,000	—		$7.00	4/14/2024
	1/7/2015	73,438	1,562	(1)	$10.00	1/6/2025
	1/26/2016	39,375	14,625	(1)	$1.06	1/25/2026
	7/25/2016	42,000	—		$1.82	7/24/2026
	1/19/2017	47,916	52,084	(1)	$1.72	1/18/2027
	1/24/2018	—	125,000	(1)	$11.69	1/23/2028

Charles McWherter, Ph.D.	1/25/2012	2,515	—		$4.77	1/24/2022
	11/1/2013	62,430	—		$5.00	10/30/2023
	12/23/2013	7,546	—		$5.00	12/22/2023
	12/23/2013	31,134	—		$5.00	12/22/2023
	1/6/2014	52,046	—		$5.00	1/5/2024
	1/7/2015	97,917	2,083	(1)	$10.00	1/6/2025
	1/26/2016	39,375	14,625	(1)	$1.06	1/25/2026
	7/25/2016	46,000	—		$1.82	7/24/2026
	1/19/2017	47,916	52,084	(1)	$1.72	1/18/2027
	1/24/2018	—	150,000	(1)	$11.69	1/23/2028

Paul Quinlan	1/24/2018	62,500	187,500	(1)	$11.69	1/23/2028
	1/24/2018	—	50,000	(1)	$11.69	1/23/2028

(1)

This option vests over a four-year period, with one-quarter of the shares subject to the option vesting on the first anniversary of the vesting commencement date, and the remainder of the shares vest in equal monthly installments over the following thirty-six months.

(2)	The option vests in equal monthly installments over the four-year period, beginning on the grant date.

Option Exercises and Stock Vested

The following table presents the stock options exercised during the year ended December 31, 2018, and the value realized upon exercise by Mr. Menold. None of our other named executive officers exercised options in 2018. Further, none of our named executive officers held stock awards during 2018.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)
Daniel Menold	5,000	40,000

(1)	Amount is calculated by multiplying the number of underlying shares exercised by the market price of the shares on the exercise date, net of the exercise price.

Employment Arrangements with Our Named Executive Officers

We have entered into individual employment letter agreements with each of our named executive officers. In addition, the agreements governing equity awards granted to our employees, including our named executive officers, contain provisions relating to the treatment of such awards in the event of certain terminations. The material terms of these agreements are summarized below. See “—Change in Control and Termination-Related Provisions—Definitions” below for the meanings of certain terms used in this section.

Basic Terms

The employment letter agreements with each of our named executive officers provide for (i) an annual base salary, which is subject to review and change, as determined by our Board or Compensation Committee, (ii) eligibility for an annual target-based cash incentive bonus equal to a percentage of such officer’s base salary and (iii) eligibility to participate in the company’s benefit plans and arrangements, including fully-paid individual health insurance premiums, in each case, as described in greater detail under “—Compensation Discussion and Analysis—Components of Our Executive Compensation Program” above. Each of the employment letter agreements provide for “at-will” employment of the named executive officer, meaning that either we or the named executive officer may terminate employment at any time, with or without notice and with or without cause. As a result of the at-will nature of the relationship, the employment letters agreements do not have a guaranteed term of employment.

Change in Control and Termination-Related Provisions

Termination for Any Reason

Upon any termination of employment, each named executive officer is entitled to receive accrued but unpaid salary (including payment of accrued but unused vacation days), such officer’s vested equity awards and any other accrued benefits under the company’s benefit plans or such officer’s employment letter agreement. If the termination is by the named executive officer without good reason, all unvested equity awards held by the named executive officer would be forfeited and such officer would have 90 days (or, in each case, the remaining term of the options if shorter) following termination to exercise any vested options.

Termination Without Cause or Resignation for Good Reason

In the event that a named executive officer is terminated by the company without cause, or such officer resigns with good reason, such officer will be entitled to receive (i) cash severance in an amount equal to up to 12 months of such officer’s base salary, payable over up to 12 months (9 months’ salary paid over 9 months in the case of Mr. Menold), (ii) continued health benefits for up to 12 months following termination (9 months in the case of Mr. Menold), (iii) a pro-rated cash bonus (not less than 9 months) at 100% of their target bonus,

(iv) equity acceleration equal to 12 months of additional vesting (9 months in the case of Mr. Menold) and (v) accrued but unpaid salary (including payment of accrued but unused vacation days). Payments of the severance benefits described in (i)-(iii) above will not commence until the 60th day after termination, at which time a catch-up payment for the accrued benefits until that date will be paid. All unvested equity awards held by the named executive officer as of the date of termination (other than those subject to acceleration as set forth in (iv) above) would be forfeited and such officer would have 90 days (or, in each case, the remaining term of the options if shorter) following termination to exercise any vested options. In addition, the timing of payments may be modified by us to comply with Section 409A of the Code.

Change in Control Acceleration

In the event of a change in control of the company, 50% of the unvested equity of each named executive officer will accelerate as of the date of the change in control of the company.

Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control

In the event that a named executive officer is terminated by the company without cause or such officer resigns with good reason, in each case, within 12 months following a change in control, such officer will be entitled to receive (in lieu of the benefits described in “-Termination Without Cause or Resignation for Good Reason” above) (i) cash severance in an amount equal to up to 12 months of such officer’s base salary payable over up to 12 months, (ii) continued health benefits for up to 15 months following termination (12 months in the case of Mr. Menold), (iii) a cash bonus equal to 125% of the officer’s target bonus (100% in the case of Mr. Menold), (iv) equity acceleration of the unvested equity that the named executive officer held on the date of the change in control and (v) accrued but unpaid salary (including payment of accrued but unused vacation days). Payments of the severance benefits described in (i)-(iii) above will not commence until the 60th day after termination, at which time a catch-up payment for the accrued benefits until that date will be paid. All unvested equity awards held by the named executive officer as of the date of termination (other than those subject to acceleration as set forth in (iv) above) would be forfeited and such officer would have 90 days (or, in each case, the remaining term of the options if shorter) following termination to exercise any vested options. In addition, the timing of payments may be modified by us to comply with Section 409A of the Code.

Gross-Up Payments

If any amounts owed to a named executive officer as a result of a termination in connection with a change in control of the company would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the named executive officer is entitled to receive from the company an additional payment (the “Gross-Up Payment”) in an amount equal to (i) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment (the “First Reimbursement Payment”), (ii) all federal, state and local income taxes and employment taxes on the First Reimbursement Payment, and (iii) all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the First Reimbursement Payment.

Release of Claims

Eligibility for the severance payments and severance benefits described above is conditioned upon the execution by the named executive officer and effectiveness, within a specified period of time following termination, of a general release of claims in favor of the company.

Termination in the Event of Death or Disability

In the event of termination by reason of a named executive officer’s death or disability, such officer will be entitled to receive the same benefits as described under “—Termination for Any Reason” above, except that such officer (or such officer’s estate or legal representative, as applicable) would have 12 months (in the case of termination due to disability) or 18 months (in the event of termination due to death) (or, in each case, the remaining term of the options if shorter) following termination to exercise any vested options.

Definitions

Under the employment letter agreements with our named executive officers:

•

“cause” means the occurrence of any one or more of the following: (i) conviction of, or plea of no contest, with respect to any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) participation in a fraud or act of dishonesty that results in material harm to the company; (iii) intentional material violation of any contract or agreement between the executive and the company, including but not limited to the employment letter agreement or the applicable Employee Agreement on Confidential Information and Inventions, or violation of any statutory duty that the executive owes to the company, but only if the executive does not correct any such violation within thirty (30) days after written notice thereof has been provided to the executive (if such notice is reasonably practicable); or (iv) gross negligence or willful neglect of the executive’s job duties, as determined by the Board in good faith, but only if the executive does not correct such violation within thirty (30) days after written notice thereof has been provided to the executive (if such notice is reasonably practicable);

•

“change in control” means an ownership change event (as defined below) or a series of related ownership change events (collectively, a “transaction”) wherein the stockholders of the company immediately before the transaction do not retain direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities of the company or, in the case of a transaction described in clause (iii) of the “ownership change event” definition, the corporation or other business entity to which the assets of the company were transferred (the “transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities that own the company or the transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

•

an “ownership change event” shall be deemed to have occurred if any of the following occurs with respect to the company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the company of more than fifty percent (50%) of the voting stock of the company; (ii) a merger or consolidation in which the company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the company; and

•

“good reason” mean any one of the following events that occurs without the executive’s consent: (i) the material reduction in the executive’s responsibilities, authorities or functions as an employee of the company (but not merely a change in reporting relationships); (ii) a material reduction in the executive’s level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs); (iii) a material change of the executive’s place of employment that results in an increase to the executive’s round trip commute of more than twenty (20) miles; or (iv) the company’s material breach of the employment letter agreement. Notwithstanding the foregoing, the executive must provide written notice to the General Counsel of the company and the Chief Executive Officer within thirty (30) days after the date upon which such event first occurs, and allow the company thirty (30) days thereafter (the “cure period”) during which the company may attempt to rescind or correct the matter giving rise to good reason. If the company does not rescind or correct the conduct giving rise to good reason to the executive’s reasonable satisfaction by the expiration of the cure period, the executive’s employment will then terminate with good reason as of such thirtieth day.

Employee Agreements on Confidential Information and Inventions

Each of our named executive officers has entered into an agreement with us with respect to proprietary information and inventions. Among other things, these agreements obligate each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment or soliciting our employees and to assign to us any inventions conceived or developed during the course of employment.

Potential Payments and Benefits Upon Termination of Employment or Change in Control

As described under “—Employment Arrangements with Our Named Executive Officers” above, we have entered into individual employment letter agreements with our named executive officers providing for severance payments and benefits in the event of certain terminations of employment, including in connection with a change in control of the company, and for equity acceleration benefits in connection with a change in control of the company. In addition, the agreements governing equity awards granted to our employees, including our named executive officers, contain provisions relating to the treatment of such awards in the event of certain terminations. The following table sets forth estimates of the payments and benefits each named executive officer would have been entitled to receive from the company upon a termination of employment and/or change in control under the circumstances described in the table effective December 31, 2018.

In accordance with SEC rules, the potential payments were determined under the terms of the company’s contracts, agreements, plans and arrangements as in effect on December 31, 2018. The tables do not include any previously vested equity awards or accrued benefits. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event.

Name		Termination Without Cause or Resignation for Good Reason ($)(4)	Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control ($)(5)	Change in Control without Termination(6)
Sujal Shah
	Cash Payments(1)	609,925	649,457	—
	Value of Accelerated Vesting(2)	245,685	419,913	209,956
	Health Insurance Benefits(3)	15,385	19,231	—

	Total	870,995	1,088,601	209,956

Daniel Menold
	Cash Payments(1)	250,858	334,477	—
	Value of Accelerated Vesting(2)	58,914	157,685	78,843
	Health Insurance Benefits(3)	14,180	18,906	—

	Total	323,952	511,068	78,843

Pol Boudes, M.D.
	Cash Payments(1)	547,314	582,788	—
	Value of Accelerated Vesting(2)	245,685	419,913	209,956
	Health Insurance Benefits(3)	23,020	28,776	—

	Total	816,019	1,031,477	209,956

Charles McWherter, Ph.D.
	Cash Payments(1)	547,314	582,788	—
	Value of Accelerated Vesting(2)	245,685	419,913	209,956
	Health Insurance Benefits(3)	16,737	20,921	—

	Total	809,736	1,023,622	209,956

Paul Quinlan
	Cash Payments(1)	507,415	540,303	—
	Value of Accelerated Vesting(2)	—	—	—
	Health Insurance Benefits(3)	31,213	39,017	—

	Total	538,628	579,320	—

(1)	Includes cash severance payments calculated based on base salary in effect on December 31, 2018 and cash bonus payment calculated based on target bonus in effect on December 31, 2018.
(2)

The value realized upon the accelerated vesting of stock options is calculated by multiplying the number of in-the-money options subject to accelerated vesting by the difference between the closing market price of the shares on December 31, 2018 and their applicable exercise price. The closing market price of the shares on December 31, 2018 was $7.87.

(3)	Represents the estimated cost to the company of continuing health insurance benefits for the named executive officers.
(4)

See “—Employment Arrangements with Our Named Executive Officers—Change in Control and Termination-Related Provisions—Termination Without Cause or Resignation for Good Reason” above for a description of the circumstances that would trigger the payment of amounts set forth in this column.

(5)

See “—Employment Arrangements with Our Named Executive Officers—Change in Control and Termination-Related Provisions—Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control” above for a description of the circumstances that would trigger the payment of amounts set forth in this column.

(6)

See “—Employment Arrangements with Our Named Executive Officers—Change in Control and Termination-Related Provisions—Change in Control Acceleration” above for a description of the circumstances that would trigger the payment of amounts set forth in this column.

Perquisites, Health, Welfare and Retirement Benefits

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. CymaBay provides a 401(k) plan to our employees, including our named executive officers. Commencing as of January 1, 2018, CymaBay matches 100% of a participant’s contributions, including our named executive officers, to the 401(k) plan up to a maximum annual matching contribution of $750. In addition, CymaBay reimburses our employees, including our named executive officers, for reasonable business expenses incurred in the discharge of their duties in accordance with the general practices and policies of CymaBay and subject to CymaBay’s annual expense budget.

CymaBay generally does not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. CymaBay does, however, pay the premiums for term life insurance and disability insurance for all of our employees, including our named executive officers. In addition, each of our named executive offers is entitled to participate in an individual disability income protection plan, the premiums of which are paid by CymaBay.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

CymaBay has adopted a written Related-Person Transactions Policy that sets forth CymaBay’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of CymaBay’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CymaBay and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to CymaBay as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of CymaBay, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to CymaBay of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, CymaBay relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to CymaBay, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of CymaBay and its stockholders, as the Committee determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are CymaBay stockholders will be “householding” CymaBay’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or CymaBay. Direct your written request to CymaBay Therapeutics Inc., Corporate Secretary, 7575 Gateway Blvd., Suite 110, Newark, CA 94560 or by contacting Investor Relations at (510) 293-8800. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2019 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Paul Quinlan
Paul Quinlan
Corporate Secretary

Newark, California

April 26, 2019

A copy of CymaBay’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018, is available without charge upon written request to: Corporate Secretary, CymaBay Therapeutics, Inc., 7575 Gateway Blvd., Suite 110, Newark, CA 94560.

DIRECTIONS TO THE ANNUAL MEETING

By Road

From Downtown San Francisco or San Francisco International Airport:

Take US-101 South to exit 406 for CA-84 East (Dumbarton Bridge). From CA-84 East, cross the Dumbarton Bridge and then take exit 36 for Thornton Avenue from CA-84 East. Turn right onto Thornton Avenue and take the first left onto Gateway Boulevard. From Gateway Boulevard, turn left at the first light into the parking lot for the Pacific Research Center.

From San Jose International Airport:

Take US-101 South to exit 388B for I-880 North. Continue on I-880 North to exit 21 for CA-84 West / Decoto Road toward Dumbarton Bridge. Turn left onto CA-84 W / Decoto Road to exit 36 for Thornton Avenue. Turn left onto Thornton Avenue and then turn left onto Gateway Boulevard. From Gateway Boulevard, turn left at the first light into the parking lot for the Pacific Research Center.

From Oakland International Airport:

Take I-880 South to exit 21 for CA-84 West / Decoto Road toward Dumbarton Bridge. Turn left onto CA-84 W / Decoto Road to exit 36 for Thornton Avenue. Turn left onto Thornton Avenue and then turn left onto Gateway Boulevard. From Gateway Boulevard, turn left at the first light into the parking lot for the Pacific Research Center.

CYMABAY THERAPEUTICS, INC.

7575 GATEWAY BOULEVARD, SUITE 110

NEWARK, CA 94560

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E76885-P22931                                 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYMABAY THERAPEUTICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐

Nominees:
01) Sujal Shah 02) Robert F. Booth, Ph.D. 03) Carl Goldfischer, M.D. 04) Caroline Loewy 05) Evan A. Stein, M.D., Ph.D.	06) Paul F. Truex 07) Kurt von Emster 08) Robert J. Weiland 09) Robert J. Wills, Ph.D.

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2. Ratification of selection, by the Audit Committee of the Board, of Ernst & Young LLP as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2019.							☐	☐	☐

3. Advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement.							☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:						1 Year	2 Years	3 Years	Abstain

4. Advisory vote on the frequency of the advisory votes to approve the compensation of our named executive officers.						☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E76886-P22931

CYMABAY THERAPEUTICS, INC.

Proxy for Annual Meeting of Stockholders on June 12, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Sujal Shah and Paul Quinlan as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of CYMABAY THERAPEUTICS, INC. held of record by the undersigned at the close of business on April 16, 2019, at the Annual Meeting of Stockholders to be held June 12, 2019, at 9:00 a.m. Pacific Time at the Pacific Research Center, 7677 Gateway Blvd., Conference Center, 2nd Floor, Apex Room, Newark, CA 94560, and any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposals 2 and 3, and “FOR 1 YEAR” in Proposal 4.

Continued and to be signed on reverse side